                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                 ______________

                                   FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) or 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                 PS GROUP, INC.
             (Exact name of registrant as specified in its charter)


               Delaware                             95-2760133
 (State of Incorporation or Organization)           (I.R.S. Employer
                                                    Identification no.)

 4370 La Jolla Village Drive, Suite 1050
 San Diego, California                                  92122
 (Address of principal executive offices)             (zip code)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box. [_]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. [_]

Securities to be registered pursuant to Section 12(b) of the Act:




    Title of Each Class                       Name of Each Exchange on Which
    to be so Registered                       Each Class is to be Registered
--------------------------------              ----------------------------------

Preferred Share Purchase Rights               New York Stock Exchange
--------------------------------              ----------------------------------
                                              Pacific Stock Exchange
--------------------------------              ----------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:


None
--------------------------------------------------------------------------------
                                (Title of class)


--------------------------------------------------------------------------------
                                (Title of class)

       The Form 8-A registration statement dated July 3, 1986 filed by PSA, Inc. (now called PS Group, Inc.) (the "Company") is hereby amended as follows.


Item 1.    Description of Registrant's Securities to be Registered

       The Company has entered into an Agreement and Plan of Reorganization dated as of January 30, 1996, pursuant to which the Company will, if shareholder approval is obtained and certain other conditions are satisfied, undergo a holding company reorganization transaction (the "Reorganization") pursuant to which the Company will become a wholly-owned subsidiary of a newly-formed holding company which is currently a subsidiary of the Company, PS Group Holdings, Inc., a Delaware corporation ("Holdings"), and shareholders of the Company will receive shares of Holdings in exchange for their shares in the Company. The sole purpose of the Reorganization is to help preserve the Company's substantial tax benefits (in the form of net operating loss carryforwards, investment tax credit carryforwards and other tax benefits) by implementing transfer restrictions applicable to the shares of Holdings in the certificate of incorporation of Holdings that are intended to help decrease the risk of an "ownership change" for federal tax purposes which could have adverse tax consequences to the Company.

       In connection with the approval of the Reorganization, the Board of Directors of the Company approved an amendment to the Rights Agreement dated as of June 30, 1986, between the Company and Chemical Bank (as successor Rights Agent to Bank of America, N.T. & S.A., the "Rights Agent") (the "Fifth Amendment"). The Fifth Amendment adds a new Section 33, which exempts the Reorganization from the operation of the Rights Agreement. An Amended and Restated Rights Agreement between the Company and Chemical Bank, cumulatively reflecting such Fifth Amendment plus the amendments previously made on December 6, 1986, September 15, 1988, September 16, 1990 and December 14, 1990, is incorporated by reference and attached hereto as Exhibit 4.1.

Item 2.    Exhibit

           4.1    Amended and Restated Rights Agreement

Item 2    Exhibits


Exhibit
Number    Description
-------   -----------

4.1       Amended and Restated Rights Agreement dated as of June 30, 1986

                                   SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                 PS GROUP, INC.
                                 (Registrant)

Date: February 16, 1996           By:  /s/ Charles E. Rickershauser, Jr.
                                      ---------------------------------
                                      Charles E. Rickershauser, Jr.,
                                      Chairman of the Board and Chief
                                      Executive Officer

                                 EXHIBIT INDEX

        The following exhibits are hereby filed as part of this Form 8-A/A:

Exhibit                                                    Page
Number  Description                                        Number
------  -----------                                        ------

4.1     Amended and Restated Rights Agreement dated as      6
        of June 30, 1986